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                                                                     EXHIBIT 99


                                 PRESS RELEASE
                                 -------------


              DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS TAX IMPACT
                          ON FIRST QUARTER EARNINGS


        TULSA, OKLAHOMA, March 30, 1998: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG), today announced that first quarter earnings will reflect the unfavorable impact of $.03 per share when a required, higher income tax provision is applied to pre-tax consensus earnings estimates. The Company's Canadian subsidiary, which is expected to operate at a net loss in 1998, has a separate income tax rate than that of the Company's U.S. operations. Interim reporting requirements for applying the separate, annual effective income tax rates to U.S. and Canadian operations, combined with the seasonal impact of operations, will cause significant variations in the Company's quarterly consolidated effective income tax rates.

        "There is no impact on full-year net income or earnings per share as a result of this interim reporting requirement," Steven B. Hildebrand, Vice President and Chief Financial Officer of Dollar Thrifty Automotive Group, said.

        Dollar Thrifty Automotive Group, Inc. consists of Dollar Rent A Car and Thrifty Car Rental. The Dollar and Thrifty systems have worldwide locations in approximately 75 countries including 891 corporate and franchised locations in the United States and Canada. The companies provide car rental services primarily to value-conscious discretionary and leisure travelers. Dollar has on-airport locations at major airports throughout the United States with a focus on serving the leisure and international tour business. Thrifty serves both the airport and local car rental markets and is a leading lessor of rental vehicles to car rental franchisees in North America.